                                                                    Exhibit 99

REPORT OF INDEPENDENT ACCOUNTANTS

To the Venturers of Genzyme Ventures II:

We have audited the balance sheets of Genzyme Ventures II (the "Joint Venture") as of December 31, 1997 and 1996, and the statements of operations, cash flows and changes in venturers' capital (deficit) for the year ending December 31, 1997 and the period from August 17, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Joint Venture, as of December 31, 1997 and 1996 and the results of its operations, its change in Venturers' capital (deficit) and its cash flows for the year ending December 31, 1997 and the period from August 17, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles.






                                                  /s/ COOPERS & LYBRAND L.L.P.




Boston, Massachusetts
March 26, 1998

GENZYME VENTURES II
BALANCE SHEETS

(AMOUNTS IN THOUSANDS)                                                       DECEMBER 31,
----------------------------------------------------------------------------------------------
                                                                       1997              1996
                                                                       ----              ----
                                    ASSETS
Cash and cash equivalents ...................................          $1,700          $     0
                                                                       ======          =======


                 LIABILITIES AND VENTURERS' CAPITAL (DEFICIT)

Accounts payable to Genzyme (Note C) ........................              --            2,279
Commitments and contingencies (Note D) ......................              --               --

Venturers' capital (deficit):
   Genzyme Corporation ......................................           1,108           (2,279)
   Genzyme Development Partners, L.P. .......................             592               --
                                                                       ------          -------
Total Venturers' capital (deficit) ..........................           1,700           (2,279)

Total liabilities and Venturers' capital  (deficit) .........          $1,700          $     0
                                                                       ======          =======


   The accompanying notes are an integral part of these financial statements.

GENZYME VENTURES II
STATEMENTS OF OPERATIONS
(In thousands)

                                                                                                              FOR THE
                                                                                                            PERIOD FROM
                                                                                                         AUGUST 17,  1996
                                                                                                         (COMMENCEMENT
                                                                                          FOR THE          OF OPERATIONS)
                                                                                        YEAR ENDED              TO
                                                                                        DECEMBER 31,      DECEMBER 31,
                                                                                            1997              1996
                                                                                        ------------     ----------------

Net product sales...............................................................         $ 3,210             $    435

Operating costs and expenses:
   Cost of products sold........................................................            (868)                (234)
   Selling and marketing expenses...............................................          (4,611)              (2,680)
                                                                                         -------              -------
      Total operating costs and expenses........................................          (5,479)              (2,914)
                                                                                         -------              -------
Net loss........................................................................         $(2,269)             $(2,479)
                                                                                         =======              =======



   The accompanying notes are an integral part of these financial statements.

GENZYME VENTURES II
STATEMENTS OF CASH FLOWS
(In thousands)

                                                                                                            FOR THE
                                                                                                         PERIOD FROM
                                                                                                        AUGUST 17, 1996
                                                                                                         (COMMENCEMENT
                                                                                      FOR THE            OF OPERATIONS)
                                                                                   PERIOD ENDING              TO
                                                                                    DECEMBER 31,         DECEMBER 31,
                                                                                       1997                 1996
                                                                                   ------------         ---------------
Cash Flow from Operating Activities:
  Net loss ...........................................................               $(2,269)               $(2,479)

  Reconciliation of net loss to net cash used by operating activities:
   Increase in payable to Genzyme Corporation ........................                    --                  2,279
                                                                                     -------                -------
   Net cash provided by (used in) operating activities ...............                (2,269)                  (200)

Cash Flow from Financing Activities:
    Capital contributed by Genzyme ...................................                 2,469                     --
    Capital contributed by GDP .......................................                 1,500                    200
                                                                                     -------                -------
  Net cash provided by financing activities ..........................                 3,969                    200
                                                                                     -------                -------

Increase in cash .....................................................                 1,700                     --
Cash at beginning of period ..........................................                    --                     --
                                                                                     -------                -------
Cash at end of period ................................................               $ 1,700                $    --
                                                                                     =======                =======

Supplemental disclosure of non-cash transaction:
   Conversion of accounts payable to Genzyme Corporation to Capital - Note D




   The accompanying notes are an integral part of these financial statements.

GENZYME VENTURES II
STATEMENTS OF CHANGES IN VENTURERS' CAPITAL (DEFICIT)
(In thousands)

                                                                         GENZYME
                                                                       DEVELOPMENT
                                                 GENZYME                PARTNERS,              TOTAL
                                               CORPORATION                L.P.               VENTURERS'
                                                 CAPITAL                CAPITAL           CAPITAL (DEFICIT)
                                               -----------             -----------        -----------------
Balance as of August 17, 1996
 (commencement of operations) ...               $  --                  $  --                  $  --

Capital contribution ............                  --                      200                    200
Net loss ........................                (2,279)                  (200)                (2,479)
                                                -------                -------                -------
     Balance at December 31, 1996                (2,279)                  --                   (2,279)
                                                -------                -------                -------

Capital contribution ............                 4,748                  1,500                  6,248
Net loss ........................                (1,361)                  (908)                (2,269)
                                                -------                -------                -------
     Balance at December 31, 1997               $ 1,108                $   592                $ 1,700
                                                =======                =======                =======


   The accompanying notes are an integral part of these financial statements.

                               GENZYME VENTURES II

                          NOTES TO FINANCIAL STATEMENTS


NOTE A.  ORGANIZATION

Genzyme Development Partners, L.P. ("GDP") and Genzyme Corporation ("Genzyme") formed a joint venture, Genzyme Ventures II (the "Joint Venture"), under the terms and provisions of the Delaware Uniform Partnership Act in September 1989 for the purpose of manufacturing and marketing GDP's surgical products (the "Sepra Products" or the "Products") in the United States and Canada for use in human clinical trials or human surgical procedures, other than in ophthalmic surgery. The Sepra Products are intended to be used to limit the incidence and severity of postoperative adhesions.

GDP has contributed its technology and $1.7 million to the Joint Venture and Genzyme has contributed its agreement to manufacture and market the Sepra Products, to make non-interest bearing loans to the Joint Venture in the amount of any working capital deficiency, to make capital contributions to the extent deemed necessary by GDP and Genzyme in connection with the business of the Joint Venture and to allow the use of such trademarks, tradenames and logos as GDP and Genzyme shall determine to be necessary and advisable for manufacturing and marketing the Products within the United States and Canada. In August 1996, Genzyme received marketing approval U.S. Food and Drug Administration ("FDA") for GDP's first product, Seprafilm(R) bioresorbable membrane, and commenced commercial sales of Seprafilm(R) in the U.S. on behalf of the Joint Venture on August 17, 1996 (commencement of operations).


NOTE B - ACCOUNTING POLICIES

ACCOUNTING METHOD
The financial statements have been prepared under the accrual method of accounting in conformity with generally accepted accounting principles.

FISCAL YEAR END
GDP and Genzyme, as joint venturers, have determined that the fiscal year end of the Joint Venture is December 31.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

REVENUE RECOGNITION
Revenues and corresponding cost of sales from product sales are recognized when goods are shipped by Genzyme to the end customer as per the Amended and Restated Joint Venture Agreement (See Note C).

INCOME TAXES
The Joint Venture's financial statements do not include a provision for income taxes. Taxes, if any, are the liability of GDP and Genzyme, as partners.

UNCERTAINTIES
The Joint Venture is subject to risks common to companies in the biotechnology industry, including but not limited to, development by its competitors of new technological innovations, protection of proprietary technology, health care cost containment initiatives, product liability, market acceptance of the Products and compliance with the government regulations, including those of the U.S. Department of Health and Human Services and the FDA. In addition, the Joint Venture is dependent upon Genzyme's ability to produce and market the Products.

                               GENZYME VENTURES II

NOTE C. JOINT VENTURE AGREEMENT BETWEEN GDP AND GENZYME CORPORATION

In March 1997, Genzyme and GDP reached agreement concerning the operation of and allocations of profits and losses from the Joint Venture. Under the terms of these agreements, Genzyme purchases product from the Joint Venture for resale by Genzyme as sole distributor for the Joint Venture. Genzyme purchases the products from the Joint Venture at Genzyme's price to the end-user less a distributor's discount (subject to a minimum price) and receives reimbursement for certain costs incurred in connection with the market introduction of the Sepra Products. Genzyme holds the inventory of the Sepra Products and sells it to the Joint Venture upon sales to third parties. Genzyme is not entitled to reimbursement for general and administrative services it provides to the Joint Venture until the first year in which the Joint Venture generates more than $25.0 million in revenues, at which time Genzyme will receive a quarterly commission for general and administrative services in an amount equal to 10% of the Joint Ventures' gross revenues. Pursuant to the terms of the Amended and Restated Joint Venture Agreement, GDP will receive the first $5.6 million in profits generated by the Joint Venture, Genzyme will receive the next $8.4 million in profits and, thereafter, Genzyme and GDP will receive a 60% and 40% share, respectively, in the profits of the Joint Venture. The first $200,000 of the Joint Venture's losses are allocated to GDP and thereafter losses are allocated 40% to GDP and 60% to Genzyme except to the extent that any losses allocable to GDP would result in the allocation of such loss to Genzyme Development Corporation II ("GDC II") as the General Partner of GDP as a result of the GDP Limited Partners' capital account balance having been previously reduced to zero. In such an event, 100% of the losses, in excess of the first $200,000, are allocated to Genzyme. These financial statements reflect the terms of the Amended and Restated Joint Venture Agreement.

GDP has contributed its technology and $1.7 million to the Joint Venture and Genzyme has contributed its agreement to manufacture and market the Sepra Products, to make non-interest bearing loans to the Joint Venture in the amount of any working capital deficiency, to make capital contributions to the extent deemed necessary by the two venturers in connection with the business of the Joint Venture and to allow the use of such trademarks, tradenames and logos as the venturers shall determine to be necessary and advisable for manufacturing and marketing the Sepra Products within the United States and Canada. The Joint Venture began to engage in active business after receipt of FDA marketing approval for Seprafilm(R) on August 17, 1996 (commencement of operations). The allocation of the Joint Venturer's losses for the year ending December 31, 1997 and losses for the period from August 17, 1996 through December 31, 1996 are pursuant to the terms of the Amended and Restated Joint Venture Agreement, which is retroactive to August 17, 1996. For the year ending December 31, 1997, the Joint Venture earned revenues of $3.2 million from the sales of Sepra Products and incurred net losses of $2.3 million due largely to the costs of marketing the Sepra Products in North America. In 1997, the net losses for the Joint Venture were allocated $908,000 to GDP and $1.4 million to Genzyme.



NOTE D.   JOINT VENTURE CAPITAL

In 1997, Genzyme contributed $1.5 million to GDP. In 1997 and 1996, GDP contributed $1.5 million and $200,000, respectively, to the Joint Venture and Genzyme funded the operating losses of the Joint Venture in each respective period.

In 1997, Genzyme converted its receivable from the Joint Venture of $2.3 million to capital.